FOR IMMEDIATE RELEASE
Date: Contact:	November 15, 2007 Jeanne D. Hubbard 202-772-3600

ABIGAIL ADAMS NATIONAL BANCORP, INC. ANNOUNCES
THIRD QUARTER EARNINGS

Washington, DC- Abigail Adams National Bancorp, Inc. (NASDAQ:AANB), a bank holding company with offices in Washington, DC, Maryland and Virginia, reported third quarter 2007 earnings of $653.0 thousand or $0.19 per share, compared to third quarter 2006 earnings of $1.0 million or $0.29 per share. The Company reported earnings of $2.0 million or $0.59 per share for the nine months ended September 30, 2007, compared to $2.4 million or $0.71 per share for the nine months ended September 30, 2006.

The decrease in quarterly earnings from the previous year is primarily due to a $426.0 thousand decrease in net interest income reflecting the continued local competition for deposits and loans that continues to compress net interest margins. Jeanne D. Hubbard, President and CEO, stated, “Several large regional banks have entered the greater Washington, DC market in the last few years, and have been aggressively marketing interest rates on both the loan and deposit sides of the balance sheet. This has forced the community banks in this market to match loan and deposit rates to retain our valued customers. We compete with these large regional banks by stressing our personal service, our local decision making and our long-time commitment to the communities we serve, and we have been successful in retaining our strong community customer base.”

The Company has always acted prudently and conservatively in recognizing potential problems in its loan portfolio. At September 30, 2007, the Company is carrying loans totaling $7.0 million in non-accrual status. The loss of income on these loans has had a negative impact on the net interest margin. The Company’s allowance for loan and lease losses was at 1.52% of total loans, down slightly from 1.58% of total loans at September 30, 2006. The Company’s non-performing assets as a percentage of loans has increased, primarily due to two multi-family housing construction loans on non-accrual status at September 30, 2007 that were performing loans at September 30, 2006. One of these loans is going to a foreclosure sale subsequent to the quarter end and the other is in the process of being restructured with additional collateral added by the borrower.

Quarterly income also declined due to a decrease in non-interest income that is mainly attributable to the fee income earned from the sale of the guaranteed portion of SBA loans.

Small business start-up loans are somewhat cyclical and are often tied to overall economic conditions. The Company is committed to helping new businesses start up and small businesses expand, and expects to continue participating in this market in the future as demand for the product line returns.

Non-interest expense for the quarter ending September 30, 2007 was relatively unchanged compared to the same quarter in 2006, showing the Company’s commitment to expense control.

The decline in year-to-date income at September 30, 2007, as compared to September 30, 2006, was primarily due to the same factors as those affecting the third quarter results.

Total assets increased $50.3 million or 13.0% from September 30, 2006 to $436.8 million. Loans increased $19.0 million or 6.56%, while the remaining increase in assets was spread between short-term investments and investment securities. Deposits grew $64.6 million or 20.32% from September 30, 2006, while reliance on short-term borrowings decreased $26.0 million or 86.75%.

Abigail Adams National Bancorp is a two-bank holding company, majority owned and operated by women. The Company is focused on serving the financial needs of minorities, women, small to mid-sized businesses, and not-for-profit organizations in the Washington, DC and Richmond, VA metropolitan areas. Both of our affiliate banks are engaged in advertising programs to stress their heritage, their community focus, their stability, and their long-time commitment to their marketplace. Consolidated Bank & Trust celebrated its 104th anniversary this year, and The Adams National Bank will celebrate its 30th anniversary formation this year and the 30th anniversary of its opening in 2008. All information for the period ended September 30, 2007 has been derived from unaudited financial information.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual reports on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

SOURCE: Abigail Adams National Bancorp
ATTACHMENT:	Selected Financial Data

Abigail Adams National Bancorp, Inc. & Subsidiaries
Selected Financial Data
September 30, 2007 and 2006
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended:		Nine Months Ended:
	9/30/07	9/30/06	9/30/07	9/30/06
INCOME STATEMENT:
Interest income	$7,840	$7,026	$22,806	$18,880
Interest expense	3,746	2,506	10,290	6,516

Net interest income	4,094	4,520	12,516	12,364

Provision for loan losses	75	75	235	200
Net interest income after provision for loan losses	4,019	4,445	12,281	12,164

Noninterest income	429	504	1,231	1,532
Noninterest expense	3,376	3,370	10,135	9,731

Income before taxes	1,072	1,579	3,377	3,965
Provision for income tax expense	419	575	1,331	1,520

Net income	$653	$1,004	$2,046	$2,445

PER SHARE DATA:
Basic earnings per share	$0.19	$0.29	$0.59	$0.71
Diluted earnings per share	$0.19	$0.29	$0.59	$0.71
Dividends paid on common shares	$0.13	$0.13	$0.38	$0.38
Average shares outstanding – Basic	3,462,569	3,462,129	3,462,174	3,462,129
Average shares outstanding – Diluted	3,466,242	3,466,126	3,465,990	3,466,103
CONSOLIDATED BALANCE SHEET:
Assets:
Cash & due from banks			$13,886	$12,151
Short-term investments			25,544	12,189
Investment securities			80,412	64,258
Loans, gross			309,118	290,075
Allowance for loan losses			(4,706)	(4,590)
Other assets			12,522	12,443

Total assets			$436,776	$386,526

Liabilities:
Deposits			$382,275	$317,724
Short-term borrowings			3,979	30,026
Long-term borrowings			15,498	6,521
Accrued expenses & other liabilities			4,027	2,760

Total liabilities			405,779	357,031

Stockholders’ equity:
Capital stock			35	35
Surplus			25,127	25,135
Retained earnings			5,835	4,325

Total stockholders’ equity			30,997	29,495

Total liabilities & stockholders’ equity			$436,776	$386,526

PERFORMANCE RATIOS:
Book value per share			$8.95	$8.52
Return on average assets	0.55%	1.06%	0.62%	0.90%
Return on average stockholders’ equity	8.39%	13.69%	8.92%	11.44%
Net interest margin	3.62%	5.03%	3.97%	4.80%
Efficiency ratio	74.64%	67.08%	73.73%	70.03%
Ratio of nonperforming assets to total assets			1.60%	0.34%
Allowance for loan losses to loans			1.52%	1.58%
Allowance for loan losses to nonperforming assets			67%	349%